EXHIBIT 5

                                          June 4, 2001

ANTs Software inc.
801 Mahler Road, Suite G
Burlingame, CA 94010

      Re: Registration Statement on Form S-8

      We have acted as special counsel for ANTs software inc., a Delaware company (the "Company"), in connection with the filing by the Company of the Registration Agreement on Form S-8 with the Securities and Exchange Commission on or about May 18, 2001 (the "Registration Statement"). The Registration Statement covers an aggregate of 1,950,000 shares of Common Stock, par value $.0001 per share (the "Shares"), reserved for issuance pursuant to the ANTs software.com 2000 Stock Option Plan (the "Plan") and issuable under options previously granted to directors, officers, advisors, consultants and staff to the Company pursuant to the Plan.

      It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.


                                          /S/ THE CORPORATE LAW GROUP